Exhibit 10.1

AMENDED MASTER TEAMING AND NON-COMPETE AGREEMENT

This AMENDED MASTER TEAMING AND NON-COMPETE AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of July, 2011 (the “Effective Date”), by and between PUBLIC CONSULTING GROUP, INC., a Massachusetts corporation (“PCG”), and HEALTH MANAGEMENT SYSTEMS, INC, (“HMS”), a New York corporation.  Each of PCG and HMS are sometimes referred to herein individually as a “Party” and together as the “Parties.”  Terms used herein that are not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement between PCG and HMS Holdings, Corp. dated June 22, 2006, where such terms are therein defined.

WHEREAS, the Parties previously executed a Master Teaming Agreement and a Non-Compete Agreement effective  September 13, 2006, and mutually desire to amend and extend certain provisions of those Agreements; and

WHEREAS, the Parties have determined that they would each benefit from continued cooperation between their respective organizations, in order to provide a complimentary approach on potential new business opportunities in response to requests for proposals and procurements or other requests issued by the federal government, various states, counties, other political subdivisions, and/or other entities (each an “RFP”); and

WHEREAS, the Parties have determined that in certain situations each would benefit from the joint preparation and submission of proposals and responses (“Responses”) to RFPs which offer the best combination of resources and skills of the respective Parties, and which would be in the best interests of the prospective client.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for such other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Exclusivity and Cooperative Cross-selling of Services.

1.1           PCG agrees to utilize HMS as its exclusive subcontractor with respect to the provision of services described in Exhibit A hereto (the ‘‘HMS Services”), the entirety of which Exhibit is hereby incorporated herein by reference.  PCG shall not, during the term of this Agreement, develop, market (including by developing partnerships with other entities), offer, or sell services of the kind identified as HMS Services in any market, except as specifically provided or permitted by this Agreement. PCG further agrees to use its commercially reasonable efforts to identify cross-selling opportunities consistent with Section 6 hereof, including, but not limited to, introducing HMS employees, agents, or consultants (“HMS Representatives”) to PCG clients existing as of the date hereof or at any time during the term of this Agreement (collectively, the “PCG Clients”) in order to provide an opportunity for such HMS Representatives to market and sell the HMS Services to the PCG Clients.  PCG will promptly notify HMS of all RFPs of which PCG becomes aware that call for, or provide an opportunity to include, any HMS Services

1.2           HMS agrees to utilize PCG as its exclusive subcontractor with respect to the provision of services described in Exhibit B hereto (the “PCG Services”), “), the entirety of which Exhibit is hereby incorporated herein by reference.  HMS shall not, during the term of this Agreement, develop, market (including by developing partnerships with other entities), offer, or sell services of the kind identified as the PCG Services, except as specifically provided or permitted by this Agreement.  HMS further agrees to use its commercially reasonable efforts to identify cross-selling opportunities consistent with Section 5 hereof, including, but not limited to, introducing PCG employees, agents, or consultants (“PCG Representatives”) to HMS clients existing as of the date hereof or at any time during the term of this Agreement (collectively, the “HMS Clients”) in order to provide an opportunity for such PCG Representatives to market and sell the PCG Services to the HMS Clients.  HMS will promptly notify PCG of all RFPs of which HMS becomes aware that call for, or provide an opportunity to include, any PCG Services.

1.3           In the event that the Party with a Client Contract (the “Originating Party”) subcontracts with the other Party (the “Secondary Party”) to deliver Services under such Client Contract, the Parties shall enter into a Subcontracting Agreement (as defined below) pursuant to which the Originating Party will serve as the Prime Contractor (as defined below) and the Secondary Party shall serve as the Subcontractor (as defined below).  The Prime Contractor will provide client contract management functions, such as invoicing and reporting, as more fully articulated in the applicable Subcontracting Agreement.   Notwithstanding the foregoing,  to the extent the crossselling efforts of either of the Parties results in a Client of either Party issuing an RFP related to Services described in either Exhibit A or Exhibit B to this Agreement, Section 2 shall apply, and the Parties shall determine whether to bid jointly on such RFP.

1.4           Each Party represents and certifies that it is eligible to perform Services under government contracts and that it shall not take any action or fail to take appropriate action that would jeopardize such eligibility.  If either Party becomes ineligible to bid on or perform a government contract, such Party shall promptly notify the other Party, in writing, of such ineligibility.

1.5           Each Party and any of its affiliates shall fully disclose to the other Party any known conflict or potential conflict to the business interest of the other Party resulting from this Agreement or under a particular Sub-Teaming Agreement (as defined below) or Subcontracting Agreement.

1.6           Notwithstanding any other provision of this Agreement, the provisions of the Supplementary RAC Contract Teaming and Confidentiality Agreement, attached hereto as Attachment I and incorporated by reference herein, shall govern the relationship between and the rights and obligations of the Parties with respect to Medicaid Recovery Audit Contractor (“Medicaid RAC”) contracts and services.

1.7           In the event that, during the term of this Agreement, either Party acquires, is acquired by, or merges with another corporate entity that is engaged in the business of furnishing  services of the type that is associated with the other Party in the documents attached hereto as Exhibit A or B, the Parties shall, within no less than 10 days prior to the effective date of such acquisition or merger, confer to determine whether and to what degree the terms of this Agreement should, or may need to, be modified in light of the acquisition or merger, and whether such merger or acquisition affects the desires or intentions of the Parties with respect to continued performance of their obligations under the Agreement.  The Parties further agree that neither Party shall assert or claim a breach of this Agreement by reason of continuation after merger or acquisition of pre-existing business operations and/or service product offerings of an entity that has acquired, been acquired by, or merged with the other Party subsequent to execution of this Agreement; but that, at the option of the Party that has not been involved in such acquisition or merger, the Agreement may be terminated pursuant to Section 12.1 (d) herein.

2.             Sub-Teaming.

2.1           The Parties will determine within a reasonable time period following identification of a joint bidding opportunity consistent  with preparing and filing a timely Response (but in no event less than fifteen (15) calendar days from written communication by a Party of identification  of such joint bidding opportunity) whether to bid jointly on any particular RFP.  In the event that the Parties agree to bid jointly on any such RFPs, the Parties will enter into separate teaming agreements  related thereto, which teaming agreements shall incorporate the terms and conditions  set forth in this Section  2 and Sections 3, 4 and 7 hereof (each a “Sub Teaming Agreement”).  Notwithstanding anything to the contrary herein, neither Party shall be obligated to bid jointly with the other in connection with any particular RFP (except as may be required under the Supplementary Teaming Agreement for RAC Services attached hereto as Attachment A, and incorporated by reference herein); and, except as otherwise set forth herein, each Party shall have the right to bid jointly or enter into separate teaming agreements with third-parties.

2.2           Each Sub-Teaming Agreement shall set forth the scope and range of Services to be covered by such Sub-Teaming Agreement, the dates and sites for performance of the Services and such other information the Parties deem necessary and appropriate.  The Sub-Teaming Agreement shall also specify the specific milestones to be met by the Parties in responding to the RFP related to such Sub-Teaming Agreement, and the form and amount of consideration to be paid to the Subcontractor thereunder, if any.

2.3           With respect to each Sub-Teaming Agreement, the Parties shall specify one of the Parties to act as the prime contractor (the “Prime Contractor”) and the other to act as the subcontractor (the “Subcontractor”).  The Party designated as the Prime Contractor pursuant to a particular Sub-Teaming Agreement shall bear the primary responsibility for preparing and submitting any and all Responses.  The Prime Contractor shall fully disclose in any Response the role to be played, and the Services to be provided, by the Party designated to act as the subcontractor pursuant to a particular Sub-Teaming Agreement.  The Prime Contractor shall provide the Subcontractor with the opportunity to provide input with respect to the preparation and submission of any and all Responses, and the Subcontractor shall have the opportunity to review and revise any portions of such Responses that relate to such Subcontractor or the

Services to be provided by such Subcontractor. The Prime Contractor shall keep the Subcontractor advised of changes in the requirements and the status of the Response.

2.4           Communication with Potential Clients.

(a)           The Prime Contractor shall be responsible for all communications with any potential client concerning the RFP, but shall consult with and keep the other Party reasonably well informed of such communications and negotiations.  The Subcontractor shall not initiate contact with any potential client concerning the RFP without the prior written consent of the Prime Contractor; provided, however, any communications initiated by such potential client or other party directly with the Subcontractor shall not be deemed to be a breach of this Agreement so long as the Subcontractor notifies the Prime Contractor of such communication.

(b)           In the event it becomes desirable for either Party to contact the potential client or any other party concerning the RFP prior to specification by the Parties of a Prime Contractor and Subcontractor with respect to thereto, the Parties shall designate a primary point of contact, and neither Party or its representatives shall contact such potential client or other party without the approval of the primary contact; provided, however, any communications initiated by such potential  client or other party directly  with PCG or HMS shall not be deemed to be a breach of this Agreement so long as such Party notifies the primary contact of such communication.

3.             Preparation of Responses.

3.1           The Parties shall use commercially reasonable efforts to prepare and submit a Response in connection with each RFP for which the Parties have entered into a Sub-Teaming Agreement.   The Parties agree to consult prior to submission of any Response concerning the portions of the Services to be performed by each Party.  In connection with the drafting and preparation of Responses, each Party shall provide all material and data pertinent to the Services to be provided by such Party and shall furnish qualified employees, agents, or consultants (“Personnel”) to assist therewith.  The Prime Contractor shall be responsible for preparing Responses, integrating the information provided by the Parties in connection therewith, and submitting such Responses to potential clients.  PCG and HMS shall assure availability of such Personnel including, but not limited to, management and technical personnel, to assist in any discussions and negotiations with potential clients concerning such Response.  If after receipt of the pricing information from PCG or HMS an adjustment is deemed necessary by the other Party to achieve price objectives conducive to award of the Prime Contract, the Parties shall cooperate in good faith to revise such pricing.

3.2           The Parties recognize that a potential client may amend an RFP and that revision of a Response may be necessary as a result thereof.  In such case, the Parties shall enter into good faith negotiations to revise the Response.  The Parties acknowledge that material modification(s) or change(s) to an RFP may result in a Party’s decision not to bid on the RFP under such circumstances. A Party may terminate its participation in a Response by providing five (5) calendar days’ notice thereof to the other Party.  Further, if the potential client, for any reason, directs the Prime Contractor to place the work contemplated as the Subcontractor’s responsibility  with another  provider, and such direction  is authorized  by applicable  laws and regulations,  the Prime Contractor shall comply  with such direction, and shall have no further obligations  to the Subcontractor under the particular Sub-Teaming Agreement, except as set forth in Section 7 (Proprietary Information), Section  8 (Indemnification), Section 9 (Insurance) and Section 10 (Non-solicitation of Employees).

4.             Award of Prime Contract; Subcontracting.

4.1           Except as otherwise set forth herein or in any particular Sub-Teaming Agreement or Subcontracting Agreement, each Party will bear all costs, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement or such Sub-Teaming Agreement or Subcontracting Agreement.  Neither Party shall have any right to any reimbursement, payment or compensation of any kind from the other.  Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties, except specifically set forth in the applicable Sub-Teaming Agreement or Subcontracting Agreement.

4.2           Unless otherwise specified in a particular Subcontracting Agreement, the consideration payable to the Parties in connection  with any Subcontracting Agreement (“Teaming Fees”) related to a contract that provides for payment on a (i) contingency basis, the Prime Contractor will receive 20% and the Subcontractor will receive 80% of the fees paid by the client in connection  with the performance  of Services thereunder and (ii) fixed price basis, the Prime Contractor will receive 10% and the Subcontractor will receive 90% of the fees paid by the client in connection with the performance of Services thereunder.

5.             Additional Obligations of HMS

5.1           Assistance in marketing PCG enrollment services:

5.1.1        In the course of marketing cost containment services to entities in the employer market, including retiree health plans, HMS will make a concerted effort to encourage and develop interest on the part of such retiree health plans in Medicare, Supplemental Security Income (SSI) and Social Security Disability Income (SSDI) enrollment services offered by PCG.  HMS will incorporate information about PCG enrollment services into HMS sales and marketing efforts, will introduce PCG to the target Client or Prospective Client once interest has been expressed or established, and will work with PCG to seek to include PCG enrollment services in any service contract with a retiree health plan that HMS may negotiate. HMS will work closely with PCG regarding PCG’s fee and price offerings to potential clients.

5.1.2        HMS will establish a marketing plan to implement the foregoing provision of this Agreement by no later than September 30, 2011.

5.2           Use of HMS contract relationships to introduce PCG services:

5.2.1        HMS will designate five States (to be agreed upon between appropriate officials or representatives of the Parties) that currently have contracts with HMS (“the Opportunity States”), to which HMS agrees to introduce PCG and its service offerings as described in this subsection.

5.2.2        Introduction of PCG services to or in the Opportunity States shall consist of the following processes or steps:

(a)           HMS and PCG will confer and develop an agreed-upon strategy for introducing PCG services to the target State agency, including by identifying key selling points, the critical State decision-maker[s] who need to be reached, and other tasks or goals that are integral to HMS’s fulfillment of its obligations to facilitate and implement the introduction process.

(b)           HMS representatives will speak directly to the target Client to seek agreement that the existing HMS contract can be used as a vehicle, through appropriate amendment or otherwise, for procurement and delivery of services to include the designated PCG services.

(c)           Upon determination that the contracting agency of the Opportunity State desires and approves inclusion of the designated PCG services in the HMS contract, and that the anticipated arrangement complies with applicable State procurement laws, HMS will include PCG as a subcontractor under the HMS contract with such State agency.

(d)           HMS will create and maintain appropriate documentation of its efforts in compliance with this subsection, in the form of emails, memoranda, or other writings, in paper or electronic form.

6.             Additional Responsibilities and Obligations of PCG

6.1           PCG agrees that, notwithstanding the obligations of HMS described in the foregoing section, PCG is ultimately responsible for finding a willing State purchaser of its services among the Opportunity States and persuading the relevant State agency to agree to procure those services, including by persuading the relevant decision-maker to procure the PCG services through the HMS contract.

6.2           Where HMS seeks to have its services introduced to and procured by an entity with which PCG has a contract, PCG shall have the same obligations with respect to facilitating that opportunity for HMS as are described above in section 5.2 as obligations of HMS to promote procurement and purchase of PCG services.

7.             Proprietary Information.

7.1           Unless otherwise subject to a separate nondisclosure agreement  which shall remain in effect during the term of this Agreement, in the course of performance  under this

Agreement, the Parties may disclose to each other Proprietary  Information.  For purposes hereof, “Proprietary Information” of a Party is defined as all information, data, material and documentation of such Party, whether disclosed  to or accessed  by the other Party in connection with this Agreement, including, without limitation, (a) all information of such Party or its respective clients, suppliers, contractors and other third parties doing business  with it, (b) the terms of this Agreement  and (c) any information  developed  by reference to or use of such Party’s Proprietary Information.  All such Proprietary Information disclosed under this Agreement shall remain the property of, and be deemed proprietary to, the disclosing Party.  Oral information shall not be subject to any nondisclosure obligation under this Agreement unless that oral information (or a reasonable description or summary of the contents of the oral information) is reduced to writing within five (5) business days after disclosure.  Each Party agrees to keep all Proprietary Information of the other in strict confidence, and to use the same, but no less than a reasonable, degree of care to protect such information as it uses to protect its own Proprietary Information.  Disclosure of Proprietary Information shall be restricted to those persons who are directly participating in the preparation of Responses and/or the provision of Services identified in the Sub-Teaming Agreement or Subcontracting Agreement, each of whom shall be under the nondisclosure requirements of this Section 7.1 (with each party responsible for the compliance of such persons), and such Proprietary Information shall be used solely and exclusively in support thereof.

7.2           The obligation of a receiving Party to protect and or refrain from use of Proprietary  Information of the other Party shall not apply to any of the following:  (a) information  that has been or is made available to the public by the disclosing Party or by a third Party not under a similar obligation of confidentiality; (b) information  which becomes lawfully known or available to the receiving  Party from a source other than the disclosing Party; (c) information  which is known to the receiving Party independently of the disclosing  Party; (d) information  that was independently developed  by the receiving  Party; nor shall a receiving Party’s obligation to protect the other Party’s Proprietary Information from disclosure apply where that  information is  required to be disclosed  by  legal mandate, legal process, a legal action, or other legal requirement  under government regulations or an investigatory subpoena,  provided, however, that the receiving  Party shall give the disclosing  Party notice of the legal request and take reasonable and lawful action to avoid or minimize the degree of such disclosure.

7.3           The receiving Party shall return or destroy the disclosing Party’s Proprietary Information, including all copies thereof, as directed by the disclosing Party. The disclosing Party may request written certification of destruction.

7.4           Each Party acknowledges that the other Party may suffer irreparable injury as a result of any misuse, disclosure or duplication of its Proprietary Information by the other Party in violation of this clause. Accordingly, the injured Party shall be entitled in such event to seek injunctive relief in addition to any other applicable remedies, including the recovery of damages.

7.5           Neither Party shall use Proprietary Information received from the other Party pursuant to this Agreement, or in the course of activities to which this Agreement or its Attachment I pertains, for any purpose other than those specifically described or contemplated by this Agreement and/or its Attachment I; nor shall any Party use the Proprietary Information of the other Party for any product development or other commercial purpose that is not mutually beneficial to both Parties and known to and expressly approved by the disclosing Party.

7.6            Nothing in this Agreement shall be deemed to grant or confer any right, title, or interest in a Party’s Proprietary Information or other intellectual property to the other Party.  The rights to intellectual property under this Agreement or any Sub-Teaming Agreement or Subcontracting Agreement shall be determined according to United States Law, and the ownership of such intellectual property shall follow the inventor status of the originator of said property.  Each Party shall cooperate with the other to enable it to perfect its patent rights.

7.7            The foregoing rights, obligations and restrictions as to Proprietary Information shall survive the expiration or termination of this Agreement for a period of five (5) years.

8.             Indemnification.

8.1           HMS hereby agrees to indemnify, defend and hold PCG and its affiliates and their respective employees, shareholders, officers, directors, agents and consultants, and the successors, heirs, and assigns of each of them harmless from and against any loss, damages, action, suit, claim, demand, liability, expense, or damage (each a “Loss”) that may be brought, instituted  or arise against or be incurred by such persons in connection  with any claims, suits, actions, demands or judgments arising out of any act or omission,  or failure by HMS in performing or failing to perform any of its obligations under this Agreement, a particular Subcontracting Agreement or Sub-Teaming Agreement or under any terms or conditions  of a Prime Contract applicable to HMS.

8.2           PCG hereby agrees to indemnify, defend and hold HMS and its affiliates and their respective employees, shareholders, officers, directors, agents and consultants, and the successors, heirs, and assigns of each of them harmless from and against  any Loss that may be brought, instituted or arise against or be incurred  by such persons in connection with any claims, suits, actions, demands or judgments arising out of any act or omission, or failure by PCG in performing or failing to perform any of its obligations under this Agreement, a particular Subcontracting Agreement  or Sub-Teaming Agreement  or under any terms or conditions of a Prime Contract applicable to PCG.

8.3           The foregoing rights, obligations and restrictions shall survive the expiration or termination of this Agreement for a period of five (5) years.

9.             Insurance.  During the term of this Agreement and for a period of two (2) years after its expiration or termination for any reason, each of the Parties shall secure and maintain an insurance policy or insurance policies with appropriate limits in place, necessary to meet the requirements of such Party under any new contract, RFP or other procurement opportunity.

10.           Nonsolicitation of Employees.  The Parties agree not to knowingly solicit, recruit, hire or otherwise employ or retain the employees of the other Party during the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement without the prior written consent of the other Party.  Notwithstanding anything above to the contrary, this Section 10 shall not restrict the right of each Party to solicit or recruit generally in the media, and shall not prohibit each Party from hiring, without prior written consent, another Party’s employee who answers any advertisement or who otherwise voluntarily applies for hire without having been personally solicited or recruited by the hiring Party.

11.           Term.  This Agreement shall begin as of the Effective Date and shall continue in full force and effect for a period through September 30, 2012, unless extended by mutual agreement of the Parties or earlier terminated in accordance with Section 10 below.

12.           Termination.

12.1         Either Party may terminate this Agreement by providing sixty (60) calendar days prior written notice to the other Party if:

(a)           the other Party materially breaches  this Agreement, which material breach remains uncured for such sixty (60) day period;

(b)           the other Party experiences substantial  financial difficulties including, but not limited to, its inability to pay salaries and benefits to its employees, which, in the sole opinion of the terminating  Party, makes another Party’s ability to perform a Prime Contract, Subcontracting Agreement or Subcontracting Agreement highly unlikely  under the terms of this Agreement; or

(c)           the other Party becomes insolvent, makes a general assignment  for the benefit of creditors, suffers or permits the appointment  of a receiver for its business or assets, becomes subject to any proceeding  under any bankruptcy  or insolvency law, or has liquidated its business (voluntarily or otherwise).

(d)           the other Party acquires, is acquired by, or merges with another corporate entity whose business operations or service product offerings prior to such acquisition or merger include services identified as exclusive to the terminating Party on Exhibit A or B hereto, the non-terminating Party represents that those operations or service offerings will continue post-acquisition or post-merger (or is unwilling or unable to give assurances that such operations or service offerings will be discontinued), and the Parties have been unable to reach agreement regarding an appropriate modification of the Agreement pursuant to Section 1.7 herein.

12.2         Either Party may terminate its participation in a particular Sub-Teaming Agreement by delivering prior written notice to the other Party:

(a)           as provided in the particular Sub-Teaming Agreement;

(b)           as contemplated by Section 3.2 hereof; or

(c)           if the Parties, after negotiating  in good faith, are unable to reach agreement on the terms and conditions of a Subcontracting Agreement pursuant to such Sub-Teaming Agreement within sixty (60) days from award of the contract to the Prime Contractor,  unless a further extension is mutually agreed to by the Parties.

13.           Limitation of Liability.  Neither party shall be liable to the other for any indirect, incidental, special, punitive or consequential damages  arising  out of the performance or failure to perform in accordance with the terms hereof,  including, without limitation, lost profits, lost revenues, loss of the use of equipment or facilities, or for substitute equipment or facilities, regardless of whether the claim or claims therefore found in contract or tort (including negligence), strict liability or otherwise and regardless of whether  the party to be charged has been notified of the possibility or should have foreseen the possibility of such damages.

14.           Assignment.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and assigns of the Parties; provided, however, that no Party shall assign or otherwise transfer this Agreement or any rights, duties or obligations under this Agreement without the prior written consent of the other Party.  The obligations of each Party shall not terminate upon any assignment attempted without such prior written consent.

Notwithstanding the foregoing, each Party may assign its rights and obligations under this Agreement to a parent, affiliate or subsidiary.

15.           Independent Party Status.  Neither this Agreement  nor any particular Sub-Teaming Agreement or Subcontracting Agreement shall constitute, create, give effect to or otherwise imply a joint venture, partnership, relationship of agency or formal business organization of any kind, other than a contractor  team arrangement, and the rights and obligations of the Parties shall be only those expressly set forth herein.  The Parties shall be deemed to be independent contractors, and the employees of one Party shall not be deemed to be the employees of the other Party.  Each Party shall be solely responsible for payment of all compensation owed to its employees and other personnel, including payment of any taxes related to employment and workers compensation insurance.  Neither Party shall have authority to bind the other except to the extent authorized herein or in a particular Sub-Teaming Agreement or Subcontracting Agreement.

16.           Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (a) delivered  personally, (b) mailed by certified or registered mail, return receipt requested and postage prepaid, (c) sent via a nationally  recognized overnight courier, or (d) sent via facsimile confirmed in writing to the recipient, in each case as follows:

If to PCG, to:

Public Consulting Group, Inc.

148 State Street, 10th floor

Boston, Massachusetts 02109

Attention:  William S. Mosakowski

Telecopy No.: (617) 426-4632

If to HMS, to:

Health Management Systems, Inc.

401 Park Avenue South

New York, New York 10016

Attention: William Lucia

Telecopy No.: (212) 857-5004

or such other address or addresses as the Parties shall have designated  by notice in writing.

17.           Publicity.  Each Party may issue a news release, public announcement, advertisement or any other form of publicity concerning its efforts or performance under this Agreement, unless specifically precluded by the terms of any new client contract or Prime Contract or otherwise, and provided that such publicity shall give full credit and recognition to the role and contribution of both Parties.

18.           Waiver.  This Agreement shall not be amended or modified, nor shall any waiver or any right hereunder be effective, unless set forth in a document executed by duly authorized representatives of each Party.  The waiver of any breach of any term, covenant, or condition, herein contained, shall not be deemed to be a waiver of such term, covenant or condition, or any subsequent breach of the same.

19.           Severability.  If any part, term or provision of this Agreement shall be held void, illegal, unenforceable,  or in conflict with any law of any federal, state, or local government having jurisdiction over this Agreement,  the validity of the remaining  portions or provisions shall not be affected  thereby.

20.           Compliance with all Laws.  In the course of performance hereunder, the Parties shall agree to comply with all applicable local, state, and federal laws and regulations.

21.           Governing Law.  This agreement shall be governed  in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles

22.           Force Majeure.  If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism,  riots, strikes, unavailability or shortages of labor, civil disorders,  rebellions  or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force  Majeure Event”), then the non-performing, hindered or delayed Party shall be excused  for such non-performance, hindrance or delay, as applicable, of those obligations  affected  by the Force Majeure Event for as long as such Force Majeure Event continues  and such Party continues  to use its best efforts to recommence performance  whenever and to whatever extent  possible without delay, including  through the use of alternate sources, workaround  plans or other means.  The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall promptly notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

23.           Entire Agreement; Modifications.  This Agreement, including  each Attachment or Exhibit hereto and thereto constitute the entire understanding  and agreement  between the Parties and shall supersede any prior agreements, written or oral, not incorporated herein relating to the same subject matter. The terms and conditions of this Agreement shall not be amended except by written agreement signed by both Parties.

IN WITNESS WHEREOF, this Master Teaming Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the Effective Date.

HEALTH MANAGEMENT SYSTEMS, INC.

Date: July 26, 2011	By:	/s/ William C. Lucia

Name: William C. Lucia
Title: Chief Executive Officer

PUBLIC CONSULTING GROUP, INC.

Date: July 25, 2011	By:	/s/ Stephen Skinner

Name: Stephen Skinner
Title: Director of Public Consulting Group

EXHIBIT A

HMS SERVICES

HMS shall have the exclusive right, as between itself and PCG, to (a) market the services listed below in the following markets in the United States: State Medicaid agencies, managed care plans, Medicaid financed State pharmacy assistance programs, the U.S. Department of Veterans Affairs, TriCare, CHIP, the Assistance Program administered under Title IV-D of the Social Security Act, MSE programs, commercial insurance plans, and Medicare Advantage plans; and (b) market dependent eligibility verification audit services to markets that include state employee benefit programs:

1.           Coordination of benefits- including the identification of health insurance coverage or third party liability related to specific individuals for cost avoidance and/or recovery purposes, and recovery from providers and liable health insurance payers via billing, recoupment and/or settlement.

2.           Credit balance audits (defined to include any audit of overpayments related to Coordination of benefits, duplicates, provider posting errors, or allowances) of health care providers, without limitation as to types of providers.

3.           Accident-related trauma/workers’ compensation/estates recovery

4.           Medical support enforcement.

5.           HIPP

6.           Medicare Buy-in

7.           Dependent Eligibility Audits.

The Parties agree that HMS’s market exclusivity for COB services to managed care organizations (MCOs) does not preclude PCG from contracting with MCOs to plan, develop, design, implement and/or execute projects related to Health Information Exchange and/or Health Information Technology Development and Implementation, and further does not preclude PCG from contracting with MCOs to help plan for, develop, implement and/or execute projects related to Federal health care reform initiatives under way or to be promulgated.

EXHIBIT B

PCG SERVICES

PCG shall have the exclusive right, as between itself and HMS, to market and offer the following services to all markets:

1.     Pre/post payment provider audits for long term care provider types and services including:

•      Nursing facilities, except that HMS’s cost of care and credit balance initiatives are excluded from PCG’s nursing facility audit responsibilities, as provided in Exhibit C

•      Intermediate care facilities for the mentally retarded (ICFMRs)

•      Non-acute or inpatient chronic and rehab hospitals

•      Inpatient psychiatric hospital

•      Outpatient psychiatric hospital/treatment facility

•      Community mental health centers

•      Community health centers

•      Psychologist services

•      Home based mental health services

•      Substance abuse services

•      Home health services

•      Personal care support services

•      Partial hospitalization

•      Adult day health services

•      Adult foster care services

•      Day habilitation services

•      Psychiatric day treatment services

•      Respite services

•      Chronic and LTC services

•      Private duty nursing services

The above-described audit services designated as exclusive to PCG do not include credit balance audit services (as defined above) or specialty pharmacy service audits relating to claims billed via NCPDP, and are limited to the audits of the following types:

•      Cost Reports/Financial Statements

•      Free/Charity Care Payment Compliance Audits

•      Payer/Provider Performance Audits

•      Cost Allocation Plans

•      Specialty Pharmacy Performance Review relating to claims billed via UB or 1500

2.     Eligibility/Member Services including

i.              SSI/SSDI/Medicare enrollment

ii.             Low Income Subsidy (LIS) Determination

3.     Public provider billing services (ASO)

4.     Public Provider Cost report preparation and audit support, on behalf of the provider

EXHIBIT C

Exceptions to Market Exclusivity

The following services may be marketed, offered, and furnished by HMS and PCG respectively, without being deemed a violation of the market exclusivity provisions of the Amended Master Teaming and Non-compete Agreement:

By HMS

1.     Specific existing projects otherwise in a category designated as exclusive to PCG:

a.     Services under the VA Behavioral Health Project

b.     Services under the DC Medicare enrollment project (with DECO)

c.     Connecticut Home Health (opportunity in development with client)

d.     New Jersey Behavioral Health & Home Health related predictive modeling project with Digital Harbor

e.     HMS may also continue to offer any audit services to an existing client that are required to be provided to that client under a contract existing as of July 1, 2011.

2.     Services which may involve PCG-exclusive provider settings, but are intended by the Parties to be in an “open market” category, with respect to which either Party may develop, market, offer, and/or sell its services:

a.     Fixed Fee Utilization Review Services for Current Clients, being performed and/or marketed by HMS as of the date of execution of the Agreement.  (Scope of such work may include, when applicable, PCG Exclusive Provider types such as Inpatient and Outpatient Psychiatric facilities and treatment providers.)

b.     Services of a kind performed for and marketed to federal agencies by a subsidiary of HMS’s parent company, including but not limited to fraud, waste and abuse detection and program integrity services, which involve or may involve auditing of Long Term Care facilities.  The Parties agree that these services may be marketed, offered, and furnished by HMS’s parent company or its subsidiary without violating this agreement.

3.     The Parties further agree that ancillary services provided in PCG designated provider settings (e.g., PBM audits for behavioral health) shall not be regarded as included in the PCG Services, but represent open market opportunities that may be accessed by HMS consistent with this Agreement.

By PCG:

1.     Specific existing projects otherwise in a category designated as exclusive to HMS:

a.     Services under Dependent Eligibility Audit Projects (DEVA) existing at the time of execution of the Agreement.

b.     Services under any DEVA project resulting from procurements that are either active or had been offered and/or bid but not awarded as of July 1, 2011 (to include services under contracts with the City of Charlotte and Clark County, NV)

c.     Services to the State of Wisconsin in connection with a DEVA project in that State (if this opportunity emerges), whether pursuant to an existing contract or through a new procurement subsequent to execution of this Agreement.

d.     [New procurement through a PCG Partner — not able to be named at document execution due to confidentiality provisions with the referenced Partner; to be named/identified later]

In addition, the Parties, recognizing that both HMS and PCG have exclusive service rights within the Long Term Care space, HMS and PCG agree to the following provisions with regard to the Long Term Care Space:

I.              Each Company markets its exclusive audit types.

II.            Audit types that fall outside the exclusive audit types defined herein can be offered by either Company, i.e., are considered ‘open market’ (Example: PBM audits).

III.           If either Company, in marketing independently its exclusive or open market services, identifies the need for a partner to market a particular solution, the other Company is to be considered as a potential partner and has the right of first refusal for a partnership arrangement.  In being offered first refusal rights, each Company will exercise reason in the response; i.e., if the service is not a genuine capability of the Company, the Company will pass.

IV.           Audits relating to Client policy/reimbursement changes or MMIS adjudication errors are exceptions to HMS market exclusivity.